EXHIBIT 10.1

[AMENDMENT NO. 1]

9721 Sherrill Blvd. | Knoxville TN 37932
865-560-4328 | fax 865-560-4710

Kenneth W. Lowe	ken.lowe@scrippsnetworks.com
Chairman of the Board, President, Chief Executive Officer	assistant: Nancy Walters | nancy.walters@scrippsnetworks.com

November 14, 2012

Joseph G. NeCastro

1544 Wembley Hills Road

Knoxville, TN 37922

Re:	Amendment No. 1 to Employment Agreement

Dear Joe:

This Amendment No. 1 (this “Amendment”) to your Employment Agreement with Scripps Networks Interactive, Inc. (the “Company”), dated as of March 29, 2010 (the “Employment Agreement”), amends the Employment Agreement as expressly stated herein.

1.	Defined Terms. The capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Employment Agreement.

2.	Term. Paragraph 1 of the Employment Agreement is deleted in its entirety and replaced with the following:

“1.	Term. Subject to the provisions for earlier termination provided in paragraph 10 hereof, the term of your employment hereunder, which became effective as of January 1, 2010, shall continue until December 31, 2016 (such date is hereinafter referred to as the “Termination Date”); provided that the Company shall have the option, exercisable by written notice given to you at least one hundred twenty (120) days’ prior to the Termination Date, to extend the term of this Agreement, on the terms and conditions similar to those set forth herein, for a successive period of one year ending on the one-year anniversary of the Termination Date (such date is hereinafter referred to as the “Renewal Termination Date”). Notwithstanding the foregoing, you shall not be required to accept the extension of the term of your employment through the Renewal Termination Date, and if within 30 days following notice from the Company, you inform the Company, in writing, of your refusal to accept such extension, your employment will end on the Termination Date. As used in this Agreement the word “Term” shall mean the period ending on the Termination Date or, if applicable because of the extension of this Agreement by the Company pursuant to this paragraph 1, the Renewal Termination Date, in either case notwithstanding any earlier termination of your employment for any reason.”

3.	Annual Salary. The first sentence of paragraph 3(a) of the Employment Agreement is amended, effective as of October 1, 2012, by deleting “$735,000” and replacing it with “$850,000”.

Joseph G. NeCastro

November 14, 2012

4.	Annual Incentive. The first sentence of paragraph 3(b) of the Employment Agreement is amended, effective as of January 1, 2012, by deleting “75%” and replacing it with “80%”.

5.	Equity Award. Paragraph 3(c) of the Employment Agreement is deleted in its entirety and replaced with the following:

“(c)	Equity Awards. On November 14, 2012 (the “Grant Date”), the Company shall grant to you the following equity awards:

(i)	A restricted share unit award (the “Restricted Share Unit”) that covers a number of units (rounded up to the nearest whole unit) obtained by dividing (x) $400,000, by (y) the closing per-share price of the Company’s Class A Common Shares as listed on the New York Stock Exchange on the Grant Date. Such Restricted Share Unit shall be granted upon the terms, and subject to the conditions, of the 2008 Long-Term Incentive Plan and an award agreement evidencing the grant of the Restricted Share Unit substantially in the form of Exhibit A attached to and made part of this Agreement.

(ii)	A performance based restricted share unit award (the “Performance-Based Restricted Share Unit”) that covers a number of units (rounded up to the nearest whole unit) obtained by dividing (x) $100,000, by (y) the closing per-share price of the Company’s Class A Common Shares as listed on the New York Stock Exchange on the Grant Date. Such Performance-Based Restricted Share Unit shall be granted upon the terms, and subject to the conditions, of the 2008 Long-Term Incentive Plan and an award agreement evidencing the grant of the Performance-Based Restricted Share Unit substantially in the form of Exhibit B attached to and made part of this Agreement.”

6.	Renewal Equity Awards. The following new paragraph 3(d) is hereby added to the Employment Agreement:

“(d)	Renewal Equity Awards. If, pursuant to paragraph 1, your employment hereunder is continued by mutual agreement for a successive one-year term following the Termination Date, as an inducement for you to continue such employment for such one-year renewal term, the Company shall grant to you the following equity awards within ten days following the Termination Date:

(i)	A Restricted Share Unit that covers a number of units (rounded up to the nearest whole unit) obtained by dividing (x) $400,000, by (y) the closing per-share price of the Company’s Class A Common Shares as listed on the New York Stock Exchange on the Termination Date. Such Restricted Share Unit shall be granted upon the terms, and subject to the conditions, of the 2008 Long-Term Incentive Plan and an award agreement evidencing the grant of the Restricted Share Unit substantially in the form of Exhibit A attached to and made part of this Agreement.

(ii)	A Performance-Based Restricted Share Unit that covers a number of units (rounded up to the nearest whole unit) obtained by dividing (x)

Joseph G. NeCastro

November 14, 2012

$100,000, by (y) the closing per-share price of the Company’s Class A Common Shares as listed on the New York Stock Exchange on the Termination Date. Such Performance-Based Restricted Share Unit shall be granted upon the terms, and subject to the conditions, of the 2008 Long-Term Incentive Plan and an award agreement evidencing the grant of the Performance-Based Restricted Share Unit substantially in the form of Exhibit B attached to and made part of this Agreement.”

7.	Good Reason Termination. Paragraph 10(b) of the Employment Agreement is deleted in its entirety and replaced with the following:

“(b)	Good Reason Termination. You may terminate your employment under this Agreement for Good Reason at any time during the Term by written notice to the Company. “Good Reason” shall mean without your written consent (other than in connection with the termination or suspension of your employment or duties for Cause or in connection with your Permanent Disability) exclusively: (i) a material adverse change in your title of Chief Administrative Officer, Chief Financial Officer or Head of Corporate Development; (ii) during the period ending December 31, 2014, a material adverse change in your title of Head of International; (iii) a reduction in your authority, duties, and responsibilities (viewed in the aggregate); (iv) a reduction in your Annual Salary or target Annual Incentive (other than a general reduction in Annual Salary that affects all similarly situated executives in substantially the same proportions); (v) a material reduction in the budget over which you retain authority (except for good faith budget adjustments necessitated by the legitimate business needs of the Company or those that occur as a result of permitted changes to your authority, duties, and responsibilities hereunder); (vi) a requirement that you report to someone other than the Chief Executive Officer of the Company; or (vii) a material change in geographic location at which you must perform services under this Agreement from the Company’s offices at which you were principally employed. A termination of your employment shall not be deemed to be for Good Reason unless: (1) you provide written notice to the Company of the existence of the event or condition constituting the basis for your Good Reason termination within thirty (30) days after such event or condition initially occurs or exists; (2) the Company fails to cure such event or condition within thirty (30) days after receiving such notice; and (3) your termination of employment occurs not later than ninety (90) days after such event or condition initially occurs or exists.”

8.	Severance Contingent On Release, Waiver and Non-Compete Agreement. Paragraph 11 of the Employment Agreement is deleted in its entirety and replaced with the following:

“11.

Severance Contingent On Release, Waiver and Non-Compete Agreement. If your employment hereunder terminates on the Termination Date (including as a result of your refusal to accept an extension of the term of your employment pursuant to paragraph 1), or if the Term is extended to the Renewal Termination Date pursuant to paragraph 1 and your employment hereunder terminates on the Renewal Termination Date, provided that you execute and do not later revoke or materially violate the Release, Waiver and Non-Compete Agreement in a form materially similar to the document attached hereto as Exhibit C attached to and

Joseph G. NeCastro

November 14, 2012

made part of this Agreement (the “Release”), you will be entitled to the benefits described in paragraphs 10(d)(i) – (vi) as further provided in this paragraph 11. The Release must be executed by you and become effective and irrevocable in accordance with its terms no later than the thirtieth (30th) day following termination of your employment (such thirtieth day is referred to herein as the “Release Date”). Payment of the benefits described in paragraphs 10(d)(i), (iii), (iv) and (v) shall be made shall be made on the Release Date or such later date as required by paragraph 22 hereof, notwithstanding any contrary provisions herein.”

9.	No Other Amendments. Except as expressly amended, modified and supplemented hereby, the provisions of the Employment Agreement are and will remain in full force and effect and shall be binding on the parties thereto. References in the Employment Agreement or in any other document to the Employment Agreement shall refer to the Employment Agreement, as amended hereby.

10.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

11.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Tennessee.

If the foregoing correctly sets forth our understanding, please sign, date and return all three copies of this Amendment to the undersigned for execution on behalf of the Company; after this Agreement has been executed by the Company and a fully-executed copy returned to you, it shall constitute a binding agreement between us.

Sincerely yours,

Kenneth W. Lowe

ACCEPTED AND AGREED:

Joseph G. NeCastro

Dated: